Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NeoRx Corporation:

We consent to the incorporation by reference in the registration statements Nos. 333-35442, 333-45398, 333-111344, 333-113706, 333-115497 and 333-123672 on Forms S-3 and in the registration statements Nos. 333-89476, 333-71368, 33-43860, 33-46317, 33-87108, 333-32583, 333-41764, 333-115729 and 333-126209 on Forms S-8 of NeoRx Corporation of our report dated February 28, 2006 with respect to the consolidated balance sheets of NeoRx Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005.

Our report dated February 28, 2006 contains an explanatory paragraph that states that the company has suffered recurring losses, has had significant recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington
February 28, 2006